Exhibit 99.1

                    COMPARISON OF RIGHTS OF LIMITED PARTNERS
              AND STOCKHOLDERS; CERTAIN PROVISIONS OF MARYLAND LAW

General

      The Partnership is organized as a Massachusetts limited partnership, and the REIT is organized as a corporation under the laws of the State of Maryland. As a Massachusetts limited partnership, the Partnership is subject to the Massachusetts Uniform Limited Partnership Act (the "MULPA"). As a Maryland corporation, the REIT is subject to the MGCL.

      The discussion of the comparative rights of the Limited Partners of the Partnership and stockholders of the REIT sets forth the material differences between such comparative rights. This discussion does not purport to include non-material differences and, to the extent of non-material differences, is subject to and qualified in its entirety by reference to the MULPA and the MGCL and also to the Third Amended and Restated Limited Partnership Agreement, as amended by the First Amendment and the Second Amendment thereto (collectively, the "Partnership Agreement"), the Articles and the Bylaws of the REIT. Copies of the Articles and Bylaws are attached hereto as Appendices B and C, respectively.

      The REIT has been organized under the MGCL pursuant to Articles filed on October 9, 2001.

Management

      The Partnership Agreement provides that the General Partner has exclusive discretion to manage and control the business of the Partnership. A general partner may be removed, with or without cause, upon the affirmative vote of a majority in interest of the general partners of record. Currently, however, FSP General Partner LLC is the only general partner. The Limited Partners have no right to elect or to remove any general partner.

      Pursuant to the MGCL, the business and affairs of a corporation are managed by or under the direction of its board of directors. The MGCL further provides that the board of directors may be divided into classes. In accordance with this authority, the Articles provide for three classes of directors. The Articles provide that the number of directors of the REIT initially shall be six, which number may be increased or decreased pursuant to the Bylaws of the REIT but in no event shall be less than one, the minimum number required by the MGCL. Under the Articles, the directors are divided in three classes, as nearly equal in number as possible, with the term of one class expiring at each annual meeting of stockholders. At each annual meeting of stockholders, one class of directors will be elected for a term of three years, and the directors in the other two classes will continue in office. Under the Articles, a director may be removed only for cause based on a material breach of his duties or obligations to the Company, and then only by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast in the election of directors. Any vacancy (whether arising through death, retirement, resignation or removal) other than through an increase in the number of authorized directors will be filled by the affirmative vote of a majority of the remaining directors. A vacancy on the Board of Directors resulting from an increase in the number of directors will be filled by the affirmative vote of a majority of the entire Board of Directors. A director so elected to fill a vacancy will serve for the remainder of the term of the class to which such director was elected.

Voting Rights

      Under the Partnership Agreement, Limited Partners may affirmatively vote by a majority in interest of the Limited Partners and with the consent of the General Partner, to amend the Partnership Agreement, provided that, among other things, such amendment does not allow the Limited Partners to take part in the control of the Partnership's business or otherwise modify their limited liability, alter the rights, powers or duties of the General Partner or the capital contribution or interest of the General Partner, or alter any Limited Partner's share of profits,losses or distributions. Under the MULPA, the affirmative vote of a majority in interest of the Limited Partners is required for the merger of the Partnership.

      Subject to any preferential rights that may be granted to one or more classes of Preferred Stock, the Articles provide each holder of Common Stock has one vote in respect of each share of Common Stock held of record on all matters to be voted upon by the stockholders. Generally, matters submitted o the stockholders require the affirmative vote of stockholders holding a majority of the then outstanding capital stock present in person or by proxy entitled to vote thereon at a duly convened meeting of stockholders. Certain amendments to the Articles require the approval of a specified super-majority (80%) of the shares of capital stock of the Company issued and outstanding and entitled to vote on the matter. See "Amendments to the Partnership Agreement and the Articles of Incorporation."
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      The Bylaws of the REIT require notice of at least 90 days and not more than 120 days before the anniversary of the mailing date of the notice of the preceding year's annual meeting of stockholders in order for a stockholder (a) to nominate a director or (b) to propose other business. The Bylaws contain a similar notice requirement in connection with the nomination of directors at a special meeting of stockholders called for the purpose of electing one or more directors. Accordingly, failure to act in compliance with the notice provisions will make stockholders unable to nominate directors or propose new business.

Special Meetings

      Meetings of the Limited Partners for the purpose of acting upon any matter upon which the Limited Partners are entitled to vote may be called by the General Partner at any time and shall be called by the General Partner no more than 15 days after receipt of a written request signed by Limited Partners owning at least 25% of the outstanding units.

      Under the REIT's Bylaws, the President, Chief Executive Officer or a majority of the Board of Directors may call special meetings of stockholders. Special meetings of stockholders may also be called by the Secretary upon the written request of stockholders who are entitled to cast more than 50% of all the votes entitled to be cast at such meeting. Such request must state the purpose or purposes of such meeting and the matters proposed to be acted upon at such meeting.

Amendment to the Partnership Agreement, the Articles of Incorporation and the Bylaws

      The Partnership Agreement provides that it may be amended by the General Partner, without the consent or approval of the Limited Partner, to: (i) add to the duties or obligations of the General Partner or surrender any right or power of the General Partner; (ii) cure any ambiguity or correct any inconsistency in the any other provision of the Partnership Agreement; or (iii) take any action it deems necessary in its sole discretion to establish a public market for the Units. In addition, the General Partner may amend the Partnership Agreement without the consent of the Limited Partners if it is advised by its legal counsel that the allocations of profits and losses are unlikely to be respected for federal income tax purposes. Finally, the General Partner may, without the consent or approval of the Limited Partners, amend the Partnership Agreement from time to time, including amending and restating it, in any manner as it, in its sole discretion, deems necessary or appropriate in connection with establishing, or taking steps to establish, a public market for the Units; provided, however, that no such amendment may (i) increase the amount of capital contributions required to be made by any Limited Partner, (ii) increase the liability for any Limited Partner or (iii) affect the method of allocation of cash distributions among Limited Partners. The Limited Partners also have rights to amend the Partnership Agreement with the consent of the General Partner. See "--Voting Rights."

      The Board of Directors of the REIT has the right to amend the Articles, without any vote or consent of the stockholders, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class that the REIT has authority to issue. Any other amendment to the Articles requires the recommendation of the Board of Directors of the REIT and the affirmative vote of the holders of a majority of the outstanding capital stock entitled to vote. Notwithstanding the foregoing, any amendment (i) that would cause the REIT not to qualify as a real estate investment trust (unless the Board determines that such qualification is no longer in the best interest of the Company), (ii) relating to the classification of directors, removal of directors, limitation of liability of officers and directors or indemnification of officers and directors, or (iii) imposing cumulative voting in the election of directors, requires the affirmative vote of the holders of no less than 80% of the shares of capital stock outstanding and entitled to vote.

      The Board of Directors of the REIT has the power to adopt, alter or repeal any provisions of the Bylaws and to make new Bylaws. The stockholders of the REIT have no powers with respect to adoption, alterations or repeal of the Bylaws.

Dissolution of the Partnership and the REIT and Termination of REIT Status

      Under the terms of the Partnership Agreement, the Partnership has infinite life, but it will be dissolved upon a date designated by the General Partner and upon the occurrence of an event of withdrawal (as defined in the MULPA) with respect to a general partner unless there is at least one general partner that continues to serve as a general partner, or if there is no general partner, a majority in interest of the Limited Partners elect, within 90 days after such occurrence, to continue the Partnership and the Partnership business.

      The MGCL permits the voluntary dissolution of the REIT by the affirmative vote of the holders of not less than two-thirds of the outstanding capital stock at a meeting of stockholders called for that purpose. Under the Articles, a merger, consolidation, share exchange or sale of all or substantially all of the assets must be approved by the affirmative vote of the holders of not less than a majority of the outstanding shares of capital stock at a meeting of stockholders called for that purpose.
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      The Articles permit the Board of Directors of the REIT to terminate the status of the Company as a real estate investment trust under the Code at any time if the Board of Directors concludes that it is no longer in the best interest of the REIT to continue to qualify as a real estate investment trust.

Liquidation Rights

      In the event of liquidation of the Partnership, the proceeds of such liquidation would be applied, first, in accordance with the provisions of the Partnership Agreement and applicable law to the payment of creditors of the Partnership in order of priority provided by law, second, to the creation of a reserve for contingent liabilities in any amount determined by the liquidator or the General Partner and, thereafter, any remaining proceeds (or assets in kind) would be distributed to the Limited Partners in proportion to and satisfaction of the positive balances in their capital accounts.

      In the event of liquidation of the REIT, the holders of the Common Stock would be entitled to share ratably in proportion to the number of shares of Common Stock held by them in any assets remaining after satisfaction of obligations to creditors and any liquidation preferences on any series of Preferred Stock that may then be outstanding.

Limitations of Liability of General Partner and Directors and Officers

      The Partnership Agreement provides that the General Partner shall not be liable in damages or otherwise to the Partnership or the Limited Partners for any act or omission performed or omitted by it in good faith and in a manner reasonably believed by the General Partner to be within the scope of authority granted by the Partnership Agreement if the General Partner shall not have been guilty of gross negligence or willful misconduct with respect to such acts or omissions.

      The Articles contain a provision eliminating the personal liability of a director or officer to the REIT or its stockholders for monetary damages to the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted. The MGCL currently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that a judgment or other final adjudication is entered adverse to the director or officer in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding or (ii) to the extent it is proved that the director or officer actually received an improper benefit or profit in money, property or services. This provision does not limit the ability of the REIT or its stockholders to obtain other relief, such as an injunction or rescission.

Indemnification

      The Partnership Agreement provides that the Partnership will, to the fullest extent permitted by law, indemnify and hold harmless the General Partner including employees, agents, partners, officers and directors of the General Partner against any cost, expense (including attorneys' fees), loss, damage, judgment or liability reasonably incurred by or imposed upon him or in connection with any action, claim, suit or proceeding provided that the indemnitee acted in good faith and in a manner it believed to be in, or not opposed to, the interests of the Partnership.

      The Articles require the REIT to indemnify its directors, officers, employees, agents and other persons acting on behalf of or at the request of the REIT to the fullest extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees, actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services to or at the request of the corporation, unless it is established that
(i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit, or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Derivative Actions

      Under the MULPA, a Limited Partner may bring an action in the right of the Partnership if the General Partner has refused to bring such an action or if an effort to cause the General Partner to bring such an action is not likely to succeed.
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      Under the MGCL, a stockholder may bring an action on behalf of the REIT to recover a judgment in its favor (a derivative action) where the directors have improperly refused to institute the action after demand by the stockholder or when such demand would be futile.

Transferability of Equity Interests

      Under the Partnership Agreement, until such time as the Units are listed for trading on a national stock exchange, transferability of the Units is limited and is subject to the written approval of the General Partner, the granting or denying of which is in the General Partner's absolute discretion. Any assignment must be executed by the assignor and assignee on a form satisfactory to the General Partner and its terms must not contravene those set forth in the Partnership Agreement. The assignee of any Unit has certain rights of ownership but may become a substitute Limited Partner only upon meeting certain conditions, including the execution of an agreement to be bound by the Partnership Agreement and a power of attorney authorizing the General Partner to act on his behalf in connection with certain affairs of the Partnership. The Articles do not impose any restrictions on transfer other than those described under "Description of Stock - Ownership Limits." Transfers of Units or Common Stock would be subject to compliance with applicable securities laws. See "Description of Stock - Unregistered Shares."

      The Partnership Agreement provides that on an annual basis the Partnership will use its best efforts to repurchase any Units from Limited Partners desiring to sell them. Any Limited Partner wishing to take advantage of this opportunity must so request no later than July 1 of any year for a purchase which would be effective the following January 1. The purchase price paid by the Partnership will be 90% of the fair market value, as determined by the General Partner, of the Units purchased. The Partnership may satisfy these obligations by arranging for a purchase by a third party. The Articles of the REIT contain corresponding provisions. See "Description of Stock - Redemption".

Inspection of Books and Records

      The Partnership Agreement provides that all partners, and their duly authorized representatives, shall at all reasonable times have access to the books and records kept by the General Partner.

      Under the MGCL, a stockholder has the right to inspect and copy during normal business hours the Bylaws, minutes of the proceedings of stockholders, the REIT's annual statement of affairs and any voting trust agreements on file at the REIT's principal office. A stockholder or stockholders who individually or together have been stockholders or record of at least 5% of any class of stock for at least six months may (i) on written request, inspect and copy during regular business hours the REIT's books of account and stock ledger, (ii) require the REIT to produce a verified statement of affairs and (iii) require the REIT to produce a verified list of its stockholders.

Distributions and Dividends

      Pursuant to the Partnership Agreement, cash available for distribution to partners of the Partnership is distributed, subject to the prior payment of fees and obligations of the Partnership as they come due, pro rata to the Limited Partners in proportion to the number of Units held by each of them.

      Dividends on the Common Stock of the Company may be paid after any preferential dividends on the then outstanding Preferred Stock and then only if, as and when declared by the Board of Directors of the REIT in its discretion.

Issuances of New Classes of Securities

      The Board of Directors of the REIT may authorize from time to time, without further action by the stockholders, the issuance of shares of Preferred Stock in one or more separately designated classes with such rights, powers and other terms and conditions as the Board of Directors may determine.

      The General Partner may from time to time, without the consent of the Limited Partners, admit new Limited Partners or limited partners holding a new class of limited partnership interests.

Business Combinations

      Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who, after the date on which the corporation had 100 or more beneficial owners, directly or indirectly beneficially owns 10% or more of the voting power of a corporation's shares or an affiliate of the corporation who, at any time within the
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two-year period prior to the date in question and after the date on which the corporation had 100 or more beneficial owners, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation (the "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter any such business combination must be recommended by the Board of Directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of Directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.